EX-99.23(h)(49)

                         FORM OF PLAN OF REORGANIZATION

                                JNL SERIES TRUST
                         JNL/PUTNAM MID-CAP GROWTH FUND
                           JNL/FI MID-CAP EQUITY FUND
          (NAME SUBSEQUENTLY CHANGED TO JNL/JPMORGAN MIDCAP GROWTH FUND

                             PLAN OF REORGANIZATION

     This plan of reorganization has been entered into on the 30th day of November, 2007, by the JNL SERIES TRUST (the "Trust"), a Massachusetts business trust, on behalf of its JNL/FI MID-CAP EQUITY FUND (the "Acquiring Fund") and its JNL/PUTNAM MID-CAP GROWTH FUND (the "Acquired Fund").

     WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS the Board of Trustees has determined that the consolidation transaction described herein is in the best interest of the shareholders of the Acquired Fund and the Acquiring Fund;

     WHEREAS the Board of Trustees has determined that the transaction described herein will not dilute the shares of any shareholder of the Acquired Fund or the Acquiring Fund;

     WHEREAS the Board of Trustees has determined that the transaction described herein will provide for the equitable liquidation and distribution of the shares of the Acquired Fund;

     WHEREAS Article IV, Section 3 of the Trust's Declaration of Trust, dated June 1, 1994 (the "Declaration of Trust"), authorizes the Board of Trustees to direct the management of the business and affairs of the Funds;

     WHEREAS the Board of Trustees has determined that the Acquired Fund should be consolidated with and into the Acquiring Fund; and

     WHEREAS  the  Board  of  Trustees  has   recommended   that  this  plan  of
reorganization be approved by the shareholders of the Acquired Fund;

     NOW, THEREFORE, all the assets, liabilities and interests of the Acquired Fund shall be transferred on the Closing Date to the Acquiring Fund as described below, provided however, that such transaction shall not occur unless and until this plan shall have first been approved by a majority of the outstanding voting securities of the relevant Acquired Fund as provided in Section 2(a)(42) of the 1940 Act:

     1. The Closing Date for both consolidation transactions shall be November 30, 2007, or such other day on which the Trust is open for business and the New York Stock Exchange is open for unrestricted trading as may be determined by the Trust's management;

     2.   On or before the Closing Date, and before effecting the  consolidation
          transaction   described  herein,  the  Trust  shall  have  received  a
          satisfactory written opinion of legal counsel that:

          a. such transaction shall not qualify as a tax-free reorganization under Section 368(a)(1) of the Tax Code, but that (i) the contract owners with beneficial interests in the Funds will not realize a tax gain or loss as a result of the transaction because of the nature of the contracts, (ii) the Acquiring Fund will not realize a tax gain or loss as a result of the transaction, and
               (iii) the Acquired Fund will realize a tax gain or loss as a result of the transaction, but will not incur any tax liabilities as a result of the transaction because of the operation of the tax rules applicable to regulated investment companies which allow the deduction of dividends paid; and

          b. the securities to be issued in connection with such transaction have been duly authorized, and when issued in accordance with this Plan, will have been validly issued and fully paid and will be non-assessable by the Trust on behalf of the Acquiring Fund.

          3. In exchange for all of its shares of the Acquired Fund, each shareholder of the Acquired Fund shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in the Acquired Fund. Each shareholder of the Acquired Fund shall thereupon become a shareholder of the corresponding Acquiring Fund.

          4. For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant Fund's prospectus.

          5. Upon completion of the foregoing transactions, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of the Trust's shares representing such Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Board of Trustees. The Trust's Board of Trustees and management shall take whatever actions may be necessary under Massachusetts law and the 1940 Act to effect the termination of the Acquired Fund.

          6. The costs and expenses of these transactions, including the preparation, filing, printing and mailing of proxy solicitation material, disclosure documents and related legal fees shall be borne by Jackson National Asset Management, LLC.

     A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.

     IN WITNESS WHEREOF, JNL Series Trust, on behalf of the JNL/Putnam Mid-Cap Growth Fund and the JNL/FI Mid-Cap Equity Fund has caused this plan of reorganization to be executed and attested in the City of Lansing, State of Michigan, on the date first written above.

                                          JNL SERIES TRUST


                                          By:  ______________________________
                                               Mark D. Nerud, President


                                          ATTEST:

                                               _______________________________
                                               Daniel W. Koors, Vice President
                                               & Chief Financial Officer